Exhibit 99.1

FOR IMMEDIATE RELEASE:         April 29, 2010

KEY TECHNOLOGY ANNOUNCES FISCAL 2010 SECOND QUARTER RESULTS
Record Second Quarter Revenue and Profits

WALLA WALLA, WA -- Key Technology, Inc. (Nasdaq: KTEC) announced today sales and operating results for the second quarter of fiscal 2010 ended March 31, 2010.

Net sales for the three-month period ended March 31, 2010 totaled $30.7 million, compared to $23.3 million recorded in the corresponding quarter last year.  The Company reported net earnings for the quarter of $1.4 million, or $0.26 per diluted share, compared to a net loss of $1.5 million, or $0.29 per diluted share, in the same period a year ago.

Net sales for the six months ended March 31, 2010 were $53.2 million, compared with $50.6 million for the comparable period in fiscal 2009.  The Company reported net earnings for the fiscal 2010 six-month period ended March 31, 2010 of $1.3 million, or $0.25 per diluted share, compared to a net loss of $901,000, or $0.17 per diluted share, for the corresponding six-month period in fiscal 2009.

The net earnings for the three- and six-month periods ended March 31, 2010 included pre-tax gains of $325,000 and $475,000 respectively, related to actual and anticipated collections of its note receivable from the sale in fiscal 2007 of its interest in the InspX joint venture.  The net loss for the three- and six-month periods ended March 31, 2009 included pre-tax charges of $845,000 related to a workforce reduction and a $343,000 write-off of previously incurred costs associated with a potential facility expansion.

David Camp, President and Chief Executive Officer, stated, “We are pleased with the market acceptance of our new products, which contributed to increased revenues in the quarter.  It is still difficult for us to determine the strength and duration of the recovery we are experiencing; however, we are encouraged by the improved results attributable to the hard work and actions we initiated in 2009.”

The gross profit for the second quarter of fiscal 2010 was $10.8 million, compared to $8.1 million in the corresponding period last year.  As a percentage of sales, gross profit was 35.2% and 35.0% in the second quarters of fiscal 2010 and 2009, respectively.  For the six-month period ended March 31, 2010, gross profit was $18.7 million, compared to $19.4 million for the same six-month period of fiscal 2009, or 35.1% and 38.4% of sales, respectively.

Camp continued, “Price competition in our markets remains fierce, reflecting excess manufacturing capacity in our industry and adversely affecting gross margins.”

Operating expenses for the quarter ended March 31, 2010 were $9.0 million, or 29.2% of sales, compared to $9.8 million, or 42.3% of sales, in the same quarter last year.  Operating expenses for the six months ended March 31, 2010 were $16.9 million, or 31.8% of sales, compared to $20.3 million, or 40.2% of sales, for the corresponding period of fiscal 2009.

Camp further commented, “The increase in operating expenses from the first quarter to the second quarter of fiscal 2010 was anticipated.  This increase was primarily the result of increased sales commissions due to higher sales volume and increased sales by outside sales representatives, and the reinstatement of employee salary and benefit reductions taken in the prior fiscal year.  In addition, there were cost savings in the first quarter of fiscal 2010 due to holiday shutdowns that were not replicated in the second quarter.”

Key’s backlog at the end of the second quarter of fiscal 2010 was $31.6 million, compared to $32.0 million one year ago.  New orders received during the second quarter were $26.9 million, compared to $25.9 million in the corresponding period last year.  New orders for the six months ended March 31, 2010 were $55.2 million, compared to $48.8 million for the corresponding period in fiscal 2009.

Conference Call

The Company's conference call for the Company’s fiscal 2010 second quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, April 29.   To access the call, go to the Company’s website at www.key.net/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	current worldwide economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	adverse economic conditions, particularly in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure from its larger customers, which may reduce the Company’s profitability;
•	the failure of any of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the failure of the Company’s new products to compete successfully in either existing or new markets;
•	the Company's inability to retain and recruit experienced personnel may adversely affect the Company’s business and prospects for growth;
•	the loss of members of the Company’s management team could substantially disrupt the Company’s business operations;
•	the inability of the Company to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and the Company’s customer relations;

•	the Company's dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross profits; and
•	the price of the Company's common stock may fluctuate significantly and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009

Net sales	$30,728	$23,250	$53,171	$50,625
Cost of sales	19,926	15,118	34,504	31,177
Gross profit	10,802	8,132	18,667	19,448
Operating expenses:
Sales and marketing	4,655	4,559	8,602	9,178
Research and development	1,811	2,053	3,311	4,315
General and administrative	2,179	2,909	4,382	6,220
Amortization of intangibles	317	317	635	635
Total operating expenses	8,962	9,838	16,930	20,348
Loss on disposition of assets	(2)	(343)	-	(334)
Earnings (loss) from operations	1,838	(2,049)	1,737	(1,234)
Other income (expense)	154	(69)	174	(281)
Earnings (loss) before income taxes	1,992	(2,118)	1,911	(1,515)
Income tax expense (benefit)	598	(649)	573	(614)
Net earnings (loss)	$1,394	$(1,469)	$1,338	$(901)
Net earnings (loss) per share
- basic	$0.27	$(0.29)	$0.25	$(0.17)
- diluted	$0.26	$(0.29)	$0.25	$(0.17)

Shares used in per share calculations - basic	5,258	5,016	5,253	5,234
Shares used in per share calculation - diluted	5,274	5,016	5,269	5,234

Selected Balance Sheet Information
(Unaudited, in thousands)

	March 31, 2010	September 30, 2009

Cash and cash equivalents	$20,073	$18,142
Trade accounts receivable, net	13,137	12,332
Inventories	24,727	22,433
Total current assets	64,621	59,550
Property, plant and equipment, net	15,968	16,175
Goodwill and other intangibles, net	2,885	3,520
Investment in Proditec	1,178	1,272
Total assets	85,555	80,715
Total current liabilities, including current portion of long-term debt	25,467	22,517
Long term debt	5,710	5,876
Shareholders' equity	$53,442	$51,457

###

CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161